 Exhibit 21.1
SUBSIDIARIES OF CYPRESS SEMICONDUCTOR CORPORATION

Name	Jurisdiction of Incorporation
Cypress Manufacturing, Ltd.	Cayman Islands
Cypress Semiconductor (Minnesota) Inc.	United States of America
Cypress Semiconductor (Switzerland) Sarl	Switzerland
Cypress Semiconductor Ireland Limited	Ireland
Cypress Semiconductor Technology (Shanghai) Co., Ltd.	China
Cypress Semiconductor Technology India Private Limited	India
Cypress Semiconductor Technology Ltd.	Cayman Islands
Deca Technologies Inc.	Cayman Islands